EXHIBIT 10.2

FIRST AMENDMENT OF
SUPPLEMENTAL DEFERRED COMPENSATION AGREEMENT

          This First Amendment of the Supplemental Deferred Compensation Agreement is made and entered into effective August 1, 2006 by and between Manufacturers and Traders Trust Company (hereinafter referred to as the “Company”) and Brian J. Hickey, an individual residing at 14 Stefenage Court, Pittsford, New York 14534 (hereinafter referred to as “Executive”).

          WHEREAS, the parties hereto entered into that certain Supplemental Deferred Compensation Agreement dated July 21, 1994 (the “Agreement”); and

          WHEREAS, the parties wish to amend the Agreement to clarify and reflect the mutual understanding and intentions of the parties with respect to the Agreement and to comply with the requirements of the Internal Revenue Code as amended by the American Jobs Creation Act of 2004;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree to amend the Agreement as follows:

1.	Definitions. Except as expressly stated otherwise herein, capitalized terms in this First Amendment shall have the meanings given to them in the Agreement.

2.	Amendments.

(a) Section 1.1 of the Agreement shall be amended by deleting the words “First Empire State Corporation Retirement Plan” and by substituting therefor “M&T Bank Corporation Pension Plan”

(b) Section 1.2 of the Agreement shall be amended by deleting it in its entirety and by substituting a new Section 1.2 to read as follows:

1.2	“Average Annual Compensation” and “Compensation” shall have the same meanings accorded to such words under the provisions of the Retirement Plan as in effect on the Executive’s Separation from Service and without regard to the dollar amount of annual compensation limitation under Section 401(a)(17) of the Code, as in effect and adjusted from time to time under such section.

(c) Section 1.4 of the Agreement is amended by adding after the term “Retirement Plan” the following words: “determined under the provisions of the Retirement Plan as in effect on January 1, 2006”.

(d) Section 1 shall be amended by adding at the end thereof new subsections 1.6, 1.7, 1.8, 1.9, 1.10, 1.11, 1.12, and 1.13 to read as follows:

1.6	“Benefit” shall mean the monthly supplemental retirement benefit payable to the Executive as provided in Sections 2.1 and 2.2, of this Agreement or the Supplemental Death Benefit.

1.7	“Benefit Commencement Date” shall mean (a) the date on which the Executive elects to receive his Benefit or (b) in the case of the Surviving Spouse, the date on which the Surviving Spouse’s Supplemental Death Benefit becomes payable under this Agreement.

1.8	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9	“Separation from Service” shall mean Executive’s separation from service (within the meaning of Section 409A of the Code) with the Company and all entities which would be considered a single employer with the Company under Section 414(b) and (c) of the Code.

1.10	“Disability” or “Disabled” shall mean, that the Executive is determined (a) to be totally disabled by the federal Social Security Administration, or (b) to have a “disability” under the Company’s long-term disability plan, provided that the definition of the term “disability” under such long-term disability plan satisfies the requirements for disability under Section 409A of the Code.

1.11	“Earliest Retirement Age” shall mean (a) age 65, if the Executive is credited with less than 10 years of Vesting Service under the Retirement Plan or (b) age 55, if the Executive is credited with at least 10 years of Vesting Service under the Retirement Plan.

1.12	“Surviving Spouse” shall mean the spouse (as defined and interpreted under the Retirement Plan) to whom the Executive was married for at least 12 months at the time of the Executive’s death.

1.13	“Supplemental Death Benefit” shall mean an annual annuity payable over the lifetime of a Surviving Spouse upon the death of the Executive prior to Executive’s commencement of his Benefit under this Agreement.

(e) The first sentence of Section 2.1 of the Agreement is amended by deleting the words “determined under the provisions of the Retirement Plan”.

(f) Section 2.1 of the Agreement is amended by deleting the last sentence thereof and by substituting a new sentence to read as follows:

“Commencement and payment of (but not eligibility for) a monthly benefit under this Agreement shall be subject to the Executive’s election pursuant to Section 2.3 hereof.”

(g) The first sentence of Section 2.2 of the Agreement is amended by deleting the words “determined under the provisions of the Retirement Plan” from clause (a).

(h) Section 2.2 of the Agreement is amended by deleting the last sentence thereof and by substituting a new sentence to read as follows:

“Commencement and payment of (but not eligibility for) a monthly benefit under this Agreement shall be subject to the Executive’s election pursuant to Section 2.3 hereof.”

(i) Amend Section 2 by adding new subsections 2.3, 2.4, 2.5, 2.6, and 2.7 to read as follows:

2.3	Payment Elections

(a)	Not later than December 31, 2006, the Executive shall make an election under (b) or (c) below regarding the date and form of payment of his Benefit. The election shall apply only with respect to Compensation earned after the date on which the election is made to the extent required by Section 409A of the Code. The election made under this Section 2.3 shall be made in the manner prescribed by the Company.

(b)	The Executive shall elect as his Benefit Commencement Date either (i) the date on which the Executive has a Separation from Service or becomes Disabled, whichever is earlier, or (ii) the later of the date on which the Participant (A) attains Earliest Retirement Age, or (B) has a Separation from Service or becomes Disabled, whichever is earlier.

(c)	The Executive shall elect to have his Benefit paid as either (i) a Single Life Annuity, (ii) a Five-, Ten- or Fifteen-Year Certain Life Annuity, or (iii) a Joint and Survivor Annuity.

(d)	Subject to Sections 2.4 and 2.5 hereof, the Executive’s elections under this Section 3.2 shall be irrevocable and may not be changed, except that, if the Executive elects an annuity form of payment, then prior to his Benefit Commencement Date, the Executive may revoke his annuity election and make a new election for a different actuarially equivalent (as defined in the Retirement Plan) annuity.

2.4	Mandatory Delay in Benefit Payments. Notwithstanding Section 2.3 hereof, to the extent required by Section 409A of the Code, the Company shall delay payment of the Benefit of the Executive if the Executive is a “specified employee” (as defined below) until the earlier of (a) the date that is six months after the date of any termination of employment or other event that constitutes the Executive’s Separation from Service, or (b) the date of the Executive’s death. The aggregate amount of payments otherwise payable during this delay period (plus interest thereon at the Applicable Federal Rate, provided that such interest does not cause this Agreement to violate Section 409A of the Code) shall be payable to the Executive as soon as practicable after the expiration of the delay period. For purposes of this Section 2.4, the term “specified employee” shall have the same meaning as under Section 409A of the Code.

2.5	Discretionary Delay in Payments. Notwithstanding Section 2.3 hereof, the Company may delay payment of any benefit provided under this Agreement by reason of any event(s) or condition(s) permitted under Section 409A of the Code, including without limitation, delays relating to (a) nondeductible compensation payments under Section 162(m) of the Code; (b) violations of loan agreements; and (c) violations of federal securities law or other applicable laws.

2.6	Pre-2007 Benefit Commencement and Payment Form. If the Executive begins to receive pension benefits, or a Surviving Spouse begins to receive pre-retirement survivor benefits under the Retirement Plan prior to January 1, 2007, the Benefit Commencement Date of the Executive’s Benefit or the Surviving Spouse’s Supplemental Death Benefit hereunder shall be the date on which the Executive or the Surviving Spouse begins receiving pension or pre-retirement survivor benefits under the Retirement Plan, and the form of the payment of the Executive’s Benefit or the Supplemental Death Benefit hereunder shall be the same form of payment as the Executive’s or Surviving Spouse’s pension or 50% pre-retirement survivor benefit under the Retirement Plan, respectively.

2.7	Post-2006 Benefit Commencement Date and Payment Form.

(a)	If the Executive does not begin to receive pension benefits under the Retirement Plan before January 1, 2007, the Executive’s Benefit shall be paid or begin to be paid in accordance with the Executive’s payment elections under Section 2.3.

(b)	If a Surviving Spouse does not begin to receive pre-retirement survivor benefits under the Retirement Plan before January 1, 2007, the Benefit Commencement Date of the Supplemental Death Benefit shall be the later of the date (i) on which the Executive attains Earliest Retirement Age (or would have attained Earliest Retirement Age assuming that the Executive terminated employment on the date of his death and survived until such age) or (ii) of the Executive’s death. The form of the Supplemental Death Benefit shall be in the same form as the 50% pre-retirement survivor benefit under the Retirement Plan.

(c)	The Benefit payable under this Agreement shall be paid or begin to be paid on the Executive’s Benefit Commencement Date or as soon as practicable thereafter, but not later than (i) December 31 of the calendar year in which the Benefit Commencement Date occurs, or (ii) the 15th day of the third calendar month following the Benefit Commencement Date.

(j) Section 3.2 of the Agreement shall be amended by inserting prior to the word “Board” the following words “Nomination, Compensation and Governance Committee of the”.

(k) Amend Section 3 of the Agreement by adding a new section 3.7 to read as follows:

3.7	Compliance with Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be administered and interpreted in accordance with its requirements. If any provision of the Agreement conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A shall supersede any such provisions.

4.	In all other respect the provisions of the Agreement shall remain unchanged.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first written above.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Jeffrey A. Long

Jeffrey A. Long, Group Vice President

/s/ Brian J. Hickey

Brian J. Hickey

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